Exhibit 99.1

BioLife Solutions Sets Date for Annual Meeting of Stockholders

BOTHELL, WA— December 24, 2014 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced that it will hold its 2015 Annual Meeting of Stockholders on May 4, 2015 (the “Annual Meeting”).

Because the expected date for the Annual Meeting represents a change of more than 30 days from the anniversary of the Company’s 2014 annual meeting of stockholders held on August 6, 2014, the Company has set a new deadline for receipt of stockholder proposals for inclusion in the Company’s proxy statement for the Annual Meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, of January 15, 2015.  Any such proposals must contain certain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.  All proposals or other notices should be addressed to the Company at 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021, Attention: Chief Financial Officer.  The proxies that the Company solicits for the 2015 Annual Meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such stockholder’s proposal not later than February 6, 2015.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com